Exhibit 99.1

Cortland Bancorp Announces Appointment of David J. Lucido as Chief Financial Officer

Cortland, Ohio 44410 — January19, 2010 — Cortland Bancorp ( OTC: CLDB) the holding company for the Cortland Savings and Banking Company ( the “Bank” ), announced today that the Company’s Board of Directors approved the appointment of David Lucido as Chief Financial Officer of the Company and Bank. The appointment is effective January 18, 2010.

Mr. Lucido will join President and Chief Executive Officer James M. Gasior and Executive Vice President and Chief Operating Officer Timothy Carney on the Executive Management team for both the Company and the Bank.

Mr. Lucido’s career in the financial services industry spans over 20 years including positions as Chief Financial Officer for Dollar Bank and Ohio Bancorp and Vice President and Manager of Holding Company Accounting for National City Bank. Just prior to joining the Company and the Bank, Mr. Lucido served as Corporate Vice President and Treasurer of First Place Bank in Warren, Ohio.

Mr. Lucido began his career with the international accounting firm of Ernst and Young. Over a nine-year period he was promoted to increasing levels of responsibility with the accounting firm with a focus on the financial services industry. Mr. Lucido earned his Bachelor of Business Administration degree from Youngstown State University and is a graduate of the University of Wisconsin’s Graduate School of Banking.